Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated June 16, 2009

Relating to Preliminary Prospectus dated June 16, 2009

Registration Statement No. 333-137419

ONEOK PARTNERS, L.P.

Pricing Term Sheet and Related Matters

5,000,000 Common Units Representing Limited Partner Interests

Issuer:	ONEOK Partners, L.P.

Symbol:	New York Stock Exchange: OKS

Offering Size:	$229.05 million

Price to Public:	$45.81 per common unit

Common Units Offered:	5,000,000 common units representing limited partner interests

Over-allotment Option:	Up to 750,000 common units representing limited partner interests (30 days)

Net Proceeds of the Offering to ONEOK Partners, L.P.*:	$219.8 million (excluding over-allotment option) or $252.9 million (including full exercise of over-allotment option)

Trade Date:	June 17, 2009

Closing Date:	June 22, 2009

CUSIP:	68268N

Joint Book-Running Managers:	UBS Securities LLC
Citigroup Global Markets Inc.
Merrill Lynch & Co.

Senior Co-Managers:	Barclays Capital Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Junior Co-Managers:	RBC Capital Markets Corporation
SMH Capital Inc.
Stifel, Nicolaus & Company, Incorporated
Tudor, Pickering, Holt & Co. Securities, Inc.

Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on June 16, 2009, UBS Securities LLC purchased, on behalf of the syndicate, 221,230 common units at an average price of $46.2709 per unit in stabilizing transactions.

*	Represents net proceeds after deducting underwriting discounts, commissions and estimated offering expenses payable by ONEOK Partners, L.P. and taking into account reimbursement of certain expenses.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free UBS Securities LLC at (888) 827-7275, Citigroup Global Markets Inc. at (800) 831-9146 or Merrill Lynch & Co. at (866) 500-5408.